Exhibit 4.16

SHARE PURCHASE AGREEMENT

BETWEEN

GUSHAN ENVIRONMENTAL ENERGY LIMITED,

ENGEN INVESTMENTS LIMITED,

GOLD HERO HOLDINGS LIMITED,

SILVER HARVEST HOLDINGS LIMITED

GOLD WIDE ENTERPRISES LIMITED

SILVERY BOOM LIMITED

COSY SOUTH LIMITED

AND

ZHANG TIANSHENG

SHARE PURCHASE AGREEMENT

(this “agreement”)

November 3, 2011

PARTIES

GUSHAN ENVIRONMENTAL ENERGY LIMITED, a business company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (“Gushan”),

ENGEN INVESTMENTS LIMITED, a business company incorporated with limited liability under the laws of the British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Engen”), and a wholly-owned subsidiary of Gushan,

GOLD HERO HOLDINGS LIMITED (金豪控股有限公司), a business company incorporated with limited liability under the laws of the British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Gold Hero”),

SILVER HARVEST HOLDINGS LIMITED (豐銀控股有限公司), a business company incorporated with limited liability under the laws of the British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Silver Harvest”),

GOLD WIDE ENTERPRISES LIMITED (金博企業有限公司), a business company incorporated with limited liability under the laws of the British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Gold Wide”),

SILVERY BOOM LIMITED (銀昌有限公司), a business company incorporated with limited liability under the laws of the British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Silvery Boom”),

COSY SOUTH LIMITED (安南有限公司), a business company incorporated with limited liability under the laws of the British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Seller”), and

ZHANG TIAN SHENG (张天生), a natural person and holder of the PRC identification number 352624197503165817 (“Controlling Shareholder”),

collectively, the foregoing companies are referred to as the “Parties”

BACKGROUND

This agreement contemplates a transaction in which Gushan will allot, issue and sell to Seller, and Seller will purchase from Gushan, up to 20,000,000 ordinary shares of Gushan, subject to a three-year earn-out that is tied to the financial performance of Guangzhou Taiyue Communications Cable Co. Ltd. (广州市泰越通信线缆有限公司) (the “Company”), which will become an indirect subsidiary of Gushan following the consummation of the transactions contemplated in the sale and purchase agreement dated as of the date hereof (the “PRC SPA”), between the Company, True Excel Holdings Limited (京盛控股有限公司), Fan Dun Xian (范敦现) and Wen Chun Xiu (温春秀). Concurrently, Engen will allot, issue and sell to Seller, and Seller will purchase from Engen, ordinary shares representing up to 10.63% of Engen’s enlarged share capital after the issuance thereof, subject to a three-year earn-out that is tied to the financial performance of the Company.

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The Parties agree as follows.

1.	Definitions.

“2011 Shares” means a number of Engen Shares as determined pursuant to the formula set forth in §10(f)(i) below.

“2011 Statement” has the meaning set forth in §3(d)(i) below.

“2012 Shares” means a number of Engen Shares as determined pursuant to the formula set forth in §10(f)(ii) below.

“2012 Statement” has the meaning set forth in §3(d)(ii) below.

“2013 Shares” means a number of Engen Shares as determined pursuant to the formula set forth in §10(f)(iii) below.

“2013 Statement” has the meaning set forth in §3(d)(iii) below.

“Actual Net Income” means, the net income for any year ending during the Acquisition Period of each of the Company, Jin Xin or Xiangbei, as set forth in a Final Earn-Out Statement for such period prepared issued pursuant to §3(c)(v) of this Agreement, §3(b) of the Jin Xin Agreement and §3(c)(v) of the Xiangbei Agreement, respectively.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Rate” means the three-month LIBOR plus three percent (3%).

“Auditor” means Gushan’s independent auditor as of the relevant date.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with U.S. GAAP applied on a consistent basis.

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“Circular 698” means PRC Guo Shui Han 2009 No. 698, issued by the National Taxation Administration of the PRC on December 1, 2009, titled “Notice Regarding Strengthening Administration of Enterprise Income Tax for Equity Interest Transfer Income on Non-resident Enterprises” (国家税务总局关于加强非居民企业股权转让所得企业所得税管理的通知) effective as of January 1, 2008.

“Closing” has the meaning set forth in §2(c) below.

“Closing Date” has the meaning set forth in §2(c) below.

“Company Share” means any share in the registered capital of the Company.

“Company Shareholders” means Fan Dun Xian (范敦现) and Wen Chun Xiu (温春秀).

“Disclosure Schedule” has the meaning set forth in §4 below.

“Earn-Out Consideration” means any of Y1 Earn-Out (Engen), Y1 Earn-Out (Gushan), Y2 Earn-Out (Engen), Y2 Earn-Out (Gushan) and Y3 Earn-Out (Engen) and Y3 Earn-Out (Gushan).

“Election Notice” means written notice from Gushan notifying the selling Holder that Gushan intends to exercise its Right of First Refusal as to some or all of the Engen Shares held by such Holder with respect to any Proposed Transfer.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all common stock, share capital, ordinary shares and preferred shares.

“Encumbrance Documents” has the meaning set forth in §4(p) below.

“Engen Share” means any ordinary share, par value US$1.00 per share, of Engen.

“Environmental Laws” means any law, regulation, or other applicable requirement, enacted and in effect prior to, on, or after the Closing Date, relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, control, or cleanup of Hazardous Substances, as such requirements are enacted and in effect.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, stock exchange, department, court, agency or official, including any political subdivision thereof.

“Gushan Share” means any ordinary share, par value HK$0.00001 per share, of Gushan.

“Gushan Ownership” means, as of any applicable date of determination, the number of Engen Shares held by Gushan.

“Gushan Percentage Ownership” means, as of any applicable date of determination, the percentage that Engen Shares held by Gushan represent of the total aggregate number of Engen Shares held by each of Gushan, Gold Hero, Silver Harvest, Gold Wide and Silver Boom, including any Engen Shares that Gold Wide and Silvery Boom are entitled to receive as of such date after giving effect to the earn-out arrangements set forth in §3 of the Xiangbei SPA.

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“Holder” means, in the context of §10(d), Seller.

“Improvements” has the meaning set forth in §4(p) below.

“Indemnified Party” has the meaning set forth in §13(c) below.

“Indemnifying Party” has the meaning set forth in §13(c) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential, technical, and business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge after reasonable investigation.

“Jin Xin” means Mian Yang Jin Xin Copper Company Limited (绵阳金鑫铜业有限公司), a company organized under the laws of the People’s Republic of China.

“Jin Xin SPA” means the Share Purchase Agreement dated September 22, 2010, by and among Gushan, Engen, Gold Hero and Silver Harvest.

“True Excel” means True Excel Holdings Limited (京盛控股有限公司), a company established under the laws of Hong Kong.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

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“LIBOR” means the British Bankers’ Association Interest Settlement Rate for dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, Gushan or Engen, as applicable, may specify another widely used page or service displaying the appropriate rate. as of 11.00 a.m. (London time) on the day before the first day for the offering of deposits in dollars for the relevant interest period.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) purchase money liens and liens securing rental payments under capital lease arrangements, and (b) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company, or to the ability of the Seller to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Gushan or Engen has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of the Company, (b) national or international political or social conditions, including the engagement by any of the United States or the PRC in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, the PRC, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or the PRC, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, Nasdaq Stock Market, Hong Kong Stock Exchange or London Stock Exchange for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in US GAAP or PRC GAAP, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this agreement and the other agreements contemplated hereby.

“Minority Shareholders” means Gold Hero, Silver Harvest, Gold Wide and Silvery Boom.

“Minority Ownership” means, as of any applicable date of determination, the number of Engen Shares held by any of Gold Hero, Silver Harvest, Gold Wide and Silvery Boom, including any Engen Shares that Gold Wide and Silvery Boom are entitled to receive as of such date after giving effect to the earn-out arrangements set forth in §3 of the Xiangbei SPA.

“Minimum Share Price” means the quotient of RMB 950,000,000 divided by the number of Engen Shares outstanding as of the applicable issuance date of Engen Shares.

“Most Recent Fiscal Month End” has the meaning set forth in §4(l) below.

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“Most Recent Management Accounts” has the meaning set forth in §4(l) below.

“Most Recent Fiscal Year End” has the meaning set forth in §4(l) below.

“Net Income Target” means, net income for the year ended December 31, 2011, of RMB 12,000,000, RMB 60,000,000 and RMB 20,000,000 for each of the Company, Jin Xin and Xiangbei, respectively.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” or “Parties” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Permitted Encumbrances” means with respect to each parcel of Leased Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Leased Real Property that are not due and payable as of the Closing Date; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Leased Real Property incurred in the Ordinary Course of Business for amounts that are not due and payable as of the Closing Date; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Leased Real Property and are not violated by the current use or occupancy of such Leased Real Property or the operation of the Company’s ‘ business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Leased Real Property that do not or would not impair the use or occupancy of such Leased Real Property in the operation of the Company’s business as currently conducted thereon.

“PRC” means the People’s Republic of China, which excludes (for purposes of this Agreement only), Hong Kong, the Macau Special Administrative Region and the island of Taiwan.

“PRC GAAP” means generally accepted accounting principles, standards and practices in the PRC.

“Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Engen Shares purchased pursuant to this agreement (or any interest therein) proposed by Seller.

“Prospective Transferee” means any person to whom Seller proposes to make a Proposed Transfer.

“Real Estate Impositions” has the meaning set forth in §4(p) below.

“Real Property Laws” has the meaning set forth in §4(p) below.

“Real Property Permits” has the meaning set forth in §4(p) below.

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“Remaining A/R” means all accounts receivable of the Company relating to transactions on or before December 31, 2013.

“Right of First Refusal” means the right, but not an obligation, of Gushan, or its permitted transferees or assigns, to purchase some or all of the Engen Shares purchased by Seller under this agreement with respect to a Proposed Transfer, on the terms and conditions specified in the Transfer Notice.

“Systems” has the meaning set forth in §4(ff) below.

“Tax” or “Taxes” means (i) any tax, duty, custom, fee, assessment charge, or other levy separately or jointly due or payable to, or levied or imposed by any Governmental Authority, including income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, capital gains, capital stock, goods and services, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value added, alternative/add-on minimum, estimated or other tax, duty, charge, custom, governmental fee, assessment or other levy of any kind whatsoever, including any interest, penalty, fine or addition thereto, and any interest with respect to such addition or penalty, and (ii) any liability for the payment of any amounts described in clause (i) for or to any other Person as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a transferee or successor, by contract, or otherwise, including as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clause (i).

“Tax Asset” means any net operating loss, net capital loss, foreign tax credit, or any other credit or tax attribute that could be carried forward or back to reduce Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in §13(c) below.

“Transaction Documents” mean this agreement and the PRC SPA.

“Transfer Notice” means written notice from Seller setting forth the terms and conditions of a Proposed Transfer.

“U.S. GAAP” means Generally Accepted Accounting Principles in the United States of America.

“Xiangbei” means Hunan Yin Lian Xiangbei Copper Company Limited (湖南银联湘北铜业有限公司), a company organized under the laws of the People’s Republic of China.

“Xiangbei SPA” means the Share Purchase Agreement dated July 27, 2011, by and among Gushan, Engen, Gold Hero, Silver Harvest, Gold Wide and Silvery Boom.

“Y1 Actual Net Income” means the net income of the Company as set forth in the 2011 Statement.

“Y1 Adjusted Net Income” means the lesser of (i) Y1 Actual Net Income and (ii) Y1 Guaranteed Net Income.

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“Y1 Earn-Out” means an amount as determined pursuant to the formula set forth in §3(a)(iii) below, subject to any adjustments made pursuant to §12(e) herein.

“Y1 Earn-Out (Engen)” means the number of Engen Shares, as determined pursuant to the formula set forth in §3(a)(iii) below.

“Y1 Earn-Out (Gushan)” means the number of Gushan Shares, as determined pursuant to the formula set forth in §3(a)(iii) below.

“Y1 Earn-Out Value (Gushan)” means an amount as determined pursuant to the following formula:

“Y1 Earn-Out Value (Engen)” means an amount as determined pursuant to the following formula:

“Y1 Guaranteed Net Income” means RMB 12,000,000.

“Y1 Max Earn-Out” means RMB 49,770,000.

“Y1 Max Earn-Out (Engen)” means RMB 28,320,000.

“Y1 Max Earn-Out (Gushan)” means RMB 21,450,000.

“Outstanding Engen Shares” means, as of any applicable date of determination, the sum of the number of Engen Shares outstanding as of December 31, 2011, and any Engen Shares that Gold Wide and Silvery Boom are entitled to receive as of such date after giving effect to the earn-out arrangements set forth in §3 of the Xiangbei SPA.

“Y2 Actual Net Income” means the net income of the Company as set forth in the 2012 Statement.

“Y2 Adjusted Net Income” means the lesser of (i) the sum of Y1 Actual Net Income and Y2 Actual Net Income and (ii) Y2 Guaranteed Net Income.

“Y2 Earn-Out” means an amount, whether positive or negative, as determined pursuant to the formula set forth in §3(b)(iii) below, subject to any adjustments made pursuant to §12(e) herein.

“Y2 Earn-Out (Engen)” means the number of Engen Shares, whether positive or negative, as determined pursuant to the formula set forth in §3(b)(iii) below.

“Y2 Earn-Out (Gushan)” means the number of Gushan Shares, whether positive or negative, as determined pursuant to the formula set forth in §3(b)(iii) below.

“Y2 Earn-Out Value (Gushan)” means an amount as determined pursuant to the following formula:

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“Y2 Earn-Out Value (Engen)” means an amount as determined pursuant to the following formula:

“Y2 Guaranteed Net Income” means the sum of the Y1 Guaranteed Net Income and RMB 43,000,000.

“Y2 Max Earn-Out” means the sum of Y1 Max Earn-Out and RMB 49,770,000.

“Y2 Max Earn-Out (Engen)” means the sum of Y1 Max Earn-Out (Engen) and RMB 28,320,000.

“Y2 Max Earn-Out (Gushan)” means the sum of Y1 Max Earn-Out (Gushan) and RMB 21,450,000.

“Y3 Actual Net Income” means the net income of the Company as set forth in the 2013 Statement.

“Y3 Adjusted Net Income” means the lesser of (i) the sum of Y1 Actual Net Income, Y2 Actual Net Income and Y3 Actual Net Income and (ii) Y3 Guaranteed Net Income.

“Y3 Earn-Out” means an amount as determined pursuant to the formula set forth in §3(c)(iii) below, subject to any adjustments made pursuant to §12(e) herein.

“Y3 Earn-Out (Engen)” means the number of Engen Shares, whether positive or negative, as determined pursuant to the formula set forth in §3(c)(iii) below.

“Y3 Earn-Out (Gushan)” means the number of Gushan Shares, whether positive or negative, as determined pursuant to the formula set forth in §3(c)(iii) below.

“Y3 Earn-Out Value (Gushan)” means an amount as determined pursuant to the following formula:

Y3 Earn-Out Value (Gushan) =	(Y3 Earn-Out – Y2 Earn-Out)	(Y3 Max Earn-Out (Gushan)
(Y3 Max Earn-Out)

“Y3 Earn-Out Value (Engen)” means an amount as determined pursuant to the following formula:

“Y3 Guaranteed Net Income” means the sum of the Y2 Guaranteed Net Income and RMB 65,000,000.

“Y3 Max Earn-Out” means the sum of Y2 Max Earn-Out and RMB 50,500,000.

“Y3 Max Earn-Out (Engen)” means the sum of Y2 Max Earn-Out (Engen) and RMB 28,400,000.

“Y3 Max Earn-Out (Gushan)” means the sum of Y2 Max Earn-Out (Gushan) and RMB 22,100,000.

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2.	Purchase and Sale Agreements.

(a)	Basic Transaction. On the terms and subject to the conditions of this agreement, (1) Seller agrees to purchase from Engen, and Engen agrees to allot, issue and sell to Seller up to 10.63% of Engen’s share capital as determined in accordance with §3 below, and (2) Seller agrees to purchase from Gushan and Gushan agrees to allot, issue and sell to Seller up to 20,000,000 Gushan Shares (when issued, to be credited as fully paid at par), in each case for the consideration specified in §2(b) below, according to a three-year earn-out that is tied to the financial performance of the Company as specified in §3 below.

(b)	Purchase Price. (i) Seller agrees to pay Engen at the Closing US$3,246,000 in consideration for the Engen Shares to be purchased by it, (ii) Seller agrees to pay to Gushan HK$200 at the Closing in consideration for up to 20,000,000 Gushan Shares, by delivery of Cash payable by wire transfer or delivery of other immediately available funds to an account designated by Engen, in the case of (i) above, and Gushan, in the case of (ii) above.

(c)	Closing. The closing of the transactions contemplated by this agreement (the “Closing”) will take place at Room 908, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong, beginning at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated in this agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) or any other date the Parties mutually determine (the “Closing Date”); except that the Closing Date will be no later than May 31, 2012.

(d)	Deliveries at Closing. At the Closing, (i) the Parties shall deliver to each other the various instruments and documents referred to in §12 below, (ii) Gushan will deliver a copy of the resolutions of the board of directors of Gushan approving the transactions detailed in §2(a), (iii) Engen will deliver a copy of its resolutions of the board of directors of Engen approving the transactions detailed in §2(a) above, (iv) Seller shall deliver to Engen US$3,246,000, and (v) Seller shall deliver to Gushan HK$200.

3.	Earn-Out Arrangements.

The Earn-Out Consideration payable to Seller shall be determined as follows:

(a)	2011 Earn-Out Arrangement.

(i)	Upon such date as determined pursuant to the procedures set forth in §3(c)(v) below, Engen will issue to Seller a number of Engen Shares equal to the Y1 Earn-Out (Engen), respectively;

(ii)	Upon such date as determined pursuant to the procedures set forth in §3(c)(v) below, Gushan will issue Seller a number of Gushan Shares equal to the Y1 Earn-Out (Gushan);

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(iii)	Y1 Earn-Out, Y1 Earn-Out (Engen) and Y1 Earn-Out (Gushan) shall be determined in accordance with the following formulae, subject to any adjustments made pursuant to §13(e) below:

(iv)	For the purposes of calculating the Y1 Earn-Out, the Y1 Earn-Out (Gushan) and the Y1 Earn-Out (Engen), the applicable date of determination is December 31, 2011.

(b)	2012 Earn-Out Arrangement.

(i)	Upon such date as determined pursuant to the procedures set forth in §3(c)(v) below, Engen will issue to Seller a number of Engen Shares equal to the Y2 Earn-Out (Engen);

(ii)	Upon such date as determined pursuant to the procedures set forth in §3(c)(v) below, Gushan will issue to Seller a number of Gushan Shares equal to the Y2 Earn-Out (Gushan);

(iii)	Y2 Earn-Out, Y2 Earn-Out (Engen) and Y2 Earn-Out (Gushan) shall be determined in accordance with the following formulae, subject to any adjustments made pursuant to §13(e) below:

(iv)	For the purposes of calculating the Y2 Earn-Out, the Y2 Earn-Out (Gushan) and the Y2 Earn-Out (Engen), the applicable date of determination is December 31, 2012.

(v)	If the Y2 Earn-Out is a negative number, then at any time on or before the date on which Earn-Out Consideration is issued to Seller pursuant to §3(a) herein, (a) Gushan may, at its option, redeem all or part of a number of Gushan Shares previously issued to Seller equal to the absolute value of the Y2 Earn-Out (Gushan) at a price per share equal to the par value of such Gushan Shares and (b) Engen may, at its option, redeem all or part of a number of Engen Shares previously issued to Seller equal to the absolute value of the Y2 Earn-Out (Engen) at a price per share equal to the par value of such Engen Shares.

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(c)	2013 Earn-Out Arrangement.

(i)	Upon such date as determined pursuant to the procedures set forth in §3(c)(v) below, Engen will issue to Seller a number of Engen Shares equal to the Y3 Earn-Out (Engen);

(ii)	Upon such date as determined pursuant to the procedures set forth in §3(c)(v) below, Gushan will issue to Seller a number of Gushan Shares equal to the Y3 Earn-Out (Gushan);

(iii)	Y3 Earn-Out, Y3 Earn-Out (Engen) and Y3 Earn-Out (Gushan) shall be determined in accordance with the following formulae, subject to any adjustments made pursuant to §13(e) below:

(iv)	For the purposes of calculating the Y3 Earn-Out, the Y3 Earn-Out (Gushan) and the Y3 Earn-Out (Engen), the applicable date of determination is December 31, 2013.

(v)	If the Y3 Earn-Out is a negative number, then at any time, (a) Gushan may, at its option, redeem all or part of a number of Gushan Shares previously issued to Seller equal to the absolute value of the Y3 Earn-Out (Gushan) at a price per share equal to the par value of such Gushan Shares and (b) Engen may, at its option, redeem all or part of a number of Engen Shares previously issued to Seller equal to the absolute value of the Y3 Earn-Out (Engen) at a price per share equal to the par value of such Engen Shares.

(d)	Earn-Out Statements and Procedures.

(i)	On or before April 30, 2012, Gushan shall provide Seller with a copy of an audit memorandum of the Company for the twelve months ended December 31, 2011 and a written statement setting forth the computation of the net income for such period, each as prepared by the Auditor in accordance with U.S. GAAP (such statements, collectively, the “2011 Statement”).

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(ii)	On or before April 30, 2013, Gushan shall provide Seller with a copy of an audit memorandum of the Company for the twelve months ended December 31, 2011 and a written statement setting forth the computation of the net income for such period, each as prepared by the Auditor in accordance with U.S. GAAP (such statements, collectively, the “2012 Statement”).

(iii)	On or before April 30, 2014, Gushan shall provide Seller with a copy of an audit memorandum of the Company for the twelve months ended December 31, 2013 and a written statement setting forth the computation of the net income for such period, each as prepared by the Auditor in accordance with U.S. GAAP (such statements, collectively, the “2013 Statement” and each of the 2011 Statement, the 2012 Statement and the 2013 Statement, an “Earn-Out Statement”).

(iv)	Upon receipt of an Earn-Out Statement, Seller will have thirty (30) days in which to examine the relevant Earn-Out Statement and the information set forth therein (the “Earn-Out Examination Period”). During the Earn-Out Examination Period, Seller’s experts must have reasonable access to the books, records (including financial statements), properties and personnel of the Company during regular business hours for purposes of verifying the accuracy and fairness of the presentation of such Earn-Out Statement and Gushan shall cause the Company to reasonably cooperate with Seller and their experts. The Auditors shall issue a Final Earn-Out Statement (as defined below) at the end of the Earn-Out Examination Period unless Seller delivers a notice in writing to Gushan (an “Objection Notice”) on or before the end of the relevant Earn-Out Examination Period, indicating that they disagree with the Earn-Out Statement (which Objection Notice will set forth in reasonable detail the matters subject to dispute so that Gushan can determine from the face of the Objection Notice the substance of the objections). Seller and Gushan shall then discuss and attempt to resolve through negotiation such disputed items (the “Disputed Items”) for a period not to exceed ten (10) days following receipt of an Objection Notice. Upon such resolution, if any, the Earn-Out Statement shall be amended accordingly and the Auditor shall issue a Final Earn-Out Statement.

(v)	If Disputed Items remain at the conclusion of such ten (10) day period, then the Disputed Items must be submitted by the Parties to the Auditor to be reviewed as promptly as reasonably practicable and, upon completion of such review, the Auditor shall deliver a written notice to Seller and Gushan setting forth its resolution of each Disputed Item and the amount of the Earn-Out Consideration that Gushan and Engen are required to pay to Seller and the Auditor shall amend the Earn-Out Statement accordingly and issue a Final Earn-Out Statement. Seller, on the one hand, and Gushan, on the other hand, each shall pay their own fees and expenses incurred in connection with any such review and 50% of the fees and expenses of the Auditor.

(vi)	The “Final Earn-Out Statement” will be based on the Earn-Out Statement, as amended, in accordance with this section and issued by the Auditor and will be final, conclusive and binding on the Parties.

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(vii)	If payment by Gushan and/or Engen of Earn-Out Consideration pursuant to the Earn-Out Statement for the year ending December 31, 2011 or the year ending December 31, 2012, as applicable, is required following the issuance of a Final Earn-Out Statement, Gushan and/or Engen will, within five (5) business days of the date of such Final Earn-Out Statement, allot and issue such Gushan Shares and/or Engen Shares to Seller, as applicable. If payment by Gushan and/or Engen of Earn-Out Consideration pursuant to the Earn-Out Statement for the year ending December 31, 2013 is required following the issuance of a Final Earn-Out Statement, Gushan and/or Engen will allot and issue such Gushan Shares and/or Engen Shares to Seller, as applicable, within five (5) business days of the latest to occur of (a) the date of such Final Earn-Out Statement, (b) the date all Remaining A/R have been collected, (c) if applicable, the Controlling Shareholder has fully satisfied its obligations under §10(c) herein, and (d) June 30, 2014.

4.	Seller’s and Controlling Shareholder’s Representations and Warranties Concerning Transaction.

Seller and the Controlling Shareholder, jointly and severally, represent and warrants to each of Engen and Gushan that the statements contained in this §4 are correct and complete as of the date of this agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this agreement throughout this §4), except as set forth in the disclosure schedule delivered by Seller to each of Gushan and Engen on the date hereof (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(a)	Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands.

(b)	Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this agreement and to perform its respective obligations hereunder. This agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this agreement. The execution, delivery, and performance of this agreement and all other agreements contemplated by this agreement have been duly authorized by all corporate and other actions of Seller.

(c)	Non-contravention. Neither the execution and delivery of this agreement and the PRC SPA, nor the consummation of the transactions contemplated by this agreement and the PRC SPA, will (A) violate any Applicable Laws to which Seller is subject or any provision of its governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Seller, the Company Shareholders or the Company is a party or by which either is bound or to which any of their respective assets are subject (or result in the imposition of any Lien upon any of its assets). Except as disclosed in §4(c) of the Disclosure Schedule, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement and the PRC SPA.

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(d)	Organization, Qualification, and Corporate Power of Company. The Company is an entity duly organized, validly existing, and in good standing under the laws of the PRC. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full power and authority (including full corporate or other entity power and authority) and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. The Company has full power and authority (including full corporate or other entity power and authority) to execute and deliver the PRC SPA and to perform its obligations thereunder. Without limiting the generality of the foregoing, the board of directors of the Company and the Company Shareholders have duly authorized the execution, delivery, and performance of the PRC SPA by the Company the Company. The PRC SPA constitutes the valid and legally binding obligation of each of the Company and the Company Shareholders, enforceable in accordance with its terms and conditions. The Company is not in default under or in violation of any provision of its organizational documents. §4(d) of the Disclosure Schedule lists the directors and officers of the Company. Seller has delivered to Gushan and Engen correct and complete copies of the organizational and governing documents for the Company (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the share certificate books, and the share record books for the Company is correct and complete.

(e)	Company Shares. The Company Shareholders hold of record and own beneficially 100% of the outstanding Company Shares, free and clear of any restrictions on transfer (other than any restrictions under applicable securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Company Shareholders is a party to any option, warrant, purchase right, or other contract or commitment (other than the PRC SPA) that could require such Company Shareholder to sell, transfer, or otherwise dispose of any Company Shares. None of the Company Shareholders are a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Interests of the Company.

(f)	Capitalization. The entire registered capital of the Company consists of RMB 10,000,000. All of the issued and outstanding Company Shares have been duly authorized, are validly allotted and issued, fully paid up, and non-assessable, and are held of record by the Company Shareholders. The Company has not exercised any Lien over such Company Shares. There are no outstanding or authorized options, warrants, call rights, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its share capital. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the share capital of the Company.

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(g)	Brokers’ Fees. None of Seller, the Company Shareholders, nor the Company has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the PRC SPA for which Gushan or Engen could become liable or obligated.

(h)	Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Management Accounts or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the Most Recent Fiscal Month End Management Accounts.

(i)	Subsidiaries. The Company does not own or have any right to acquire, directly or indirectly, any outstanding Equity Interests of, or other equity interests in, any Person.

(j)	Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) without limiting the generality of the foregoing, the Company has obtained, has for the past five years complied, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business; (c) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (d) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published list of hazardous or toxic waste sites published by any governmental authority in the PRC; and (e) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

The Company has not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), including any investigatory, remedial, or corrective obligations, relating to the Company or its facilities arising under Environmental Laws, the subject of which would have a Material Adverse Effect.

The Company has made available to Gushan and Engen true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

(k)	Taxes.

(i)	All Tax Returns that are required to be filed by the Company have been filed when due in accordance with all Applicable Laws and such Tax Returns were true, correct and complete in all material respects. The Company is not currently is the beneficiary of any extension of time within which to file any Tax Return. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(ii)	All Taxes that are due and payable under any Applicable Law (whether or not shown on any Tax Return) have been timely paid, or withheld and remitted, to the appropriate taxing authority.

(iii)	No written claim has been made within the past 3 years by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all forms required with respect thereto have been properly completed and timely filed.

(iv)	Since the end of the last period for which the Company ordinarily records items on its books, the Company has not engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax Asset of or incur any Tax Liability.

(v)	There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Seller or the Company, threatened against the Company in respect of any Tax or Tax Asset. No adjustment that would increase the Tax liability or reduce any Tax Asset of the Company has been proposed or made by any Governmental Authority which, to the knowledge of the Management Shareholder, could reasonably be expected to be threatened, proposed or made in an audit of any Tax period ending on or following the Closing Date.

(vi)	Seller and the Company have furnished to Gushan and Engen all documentation of subsidies, preferential Tax treatments, state aids or grants of whatever kind received or applied for by the Company as well as any repayment obligations.

(vii)	The Company has complied with all filing, reporting or withholding obligations required by any Applicable Law related to Taxes in the PRC (including Circular 698) in connection with the transactions contemplated by the Transaction Documents, and the Company has furnished to Gushan and Engen all documentation verifying the satisfaction of such filing, reporting and withholding obligation.

(l)	Management Accounts. Attached hereto as Exhibit A are the unaudited management accounts (the “Most Recent Management Accounts”) as of and for the 9 months ended September 30, 2011 (the “Most Recent Fiscal Month End”) for the Company. The Most Recent Management Accounts have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of the Company as of such date and the results of operations of the Company for such period, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete); provided, however, that the Most Recent Management Accounts lack footnotes and other presentation items.

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(m)	Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change.

(n)	Undisclosed Liabilities. The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Management Accounts and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(o)	Legal Compliance. Each of the Company and its predecessors and Affiliates have complied with all Applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(p)	Real Property.

(i)	The Company does not own any real property.

(ii)	§4(p)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Gushan and Engen a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §4(p)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A)	such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)	the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C)	the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(D)	neither the Company, nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

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(E)	no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F)	the Company does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G)	the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company;

(H)	the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(I)	the Company has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(J)	there are no Liens on the estate or interest created by such Lease.

(iii)	The Leased Real Property identified in §4(p)(ii) of the Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, the Company’s business; and the Company is not a party to any agreement or option to purchase any real property or interest therein.

(iv)	All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Company’s business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Company’s business as currently conducted thereon.

(v)	There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Company’s business as currently conducted thereon.

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(vi)	The Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Leased Real Property and operation of the Company’s business thereon do not violate any Real Property Laws. The Company has not received any notice of violation of any Real Property Law and there is no Basis for the issuance of any such notice or the taking of any action for such violation. There is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Leased Real Property or any portion thereof in the continued operation of the Company’s business as currently conducted thereon.

(vii)	All certificates of occupancy, permits, licenses, franchises, consents, land-use rights, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations, any quasi-governmental agency, or any other entity having jurisdiction over the Leased Real Property that are required or appropriate to use or occupy the Leased Real Property or operate the Company’s business as currently conducted thereon, have been issued and are in full force and effect. The Company has delivered to Gushan and Engen a true and complete copy of all Real Property Permits. The Company has not received any notice from any Governmental Authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no Basis for the issuance of any such notice or the taking of any such action.

(viii)	The current use and occupancy of the Leased Real Property and the operation of the Company’s business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property (the “Encumbrance Documents”). Neither Seller nor the Company has received any notice of violation of any Encumbrance Documents, and there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(ix)	There is no amount due and payable to any architect, contractor, subcontractor, materialman, or other person or entity for work or labor performed for, or materials or supplies provided to, or in connection with, any Leased Real Property or portion thereof which is delinquent. There is no work or labor being performed for, or materials or supplies being provided to, or in connection with, any Leased Real Property or portion thereof, or to be performed or supplied prior to Closing, other than routine maintenance and repair work.

(x)	There are no pending property insurance claims with respect to any Leased Real Property or any portion thereof. The Company has not received any notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Leased Real Property or any portion thereof: (i) requesting the Company to perform any repairs, alterations, improvements, or other work for such Leased Real Property which the Company has not completed in full or (ii) notifying the Company of any defects or inadequacies in such Leased Real Property which would materially adversely affect the insurability of the Leased Real Property or the premiums for the insurance thereof.

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(q)	Intellectual Property.

(i)	The Company owns and possess or have the right to access and use pursuant to a valid and enforceable written license, sublicense, agreement, covenant not to sue, or permission all Intellectual Property necessary or desirable for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned, accessed, or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing. The Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii)	Neither the Company nor its business as presently conducted and as presently proposed to be conducted, has or will interfere with, infringe upon, dilute, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, dilution, or conflict (including any claim that the Company must license or refrain from accessing or using any Intellectual Property rights of any third party). To the Knowledge of Seller and the Controlling Shareholder, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the Company.

(r)	Tangible Assets. The Company owns or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(s)	Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Management Accounts adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

(t)	Contracts. §4(t) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

(i)	any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of RMB 100,000 per annum;

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(ii)	any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a material loss to the Company, or involve consideration in excess of RMB 1,000,000;

(iii)	any agreement concerning a partnership or joint venture;

(iv)	any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of RMB 100,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)	any agreement concerning confidentiality or non-competition;

(vi)	any agreement with Seller, the Controlling Shareholder, the Company Shareholders, or any of their respective Affiliates;

(vii)	any profit sharing, share option, share purchase, share appreciation, equity compensation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)	any collective bargaining agreement;

(ix)	all agreements for the employment of any individual on a full-time, part-time, consulting, or other basis;

(x)	any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi)	any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii)	any settlement, conciliation or similar agreement with any Governmental Authority or which will require satisfaction of any obligations after the execution date of this Agreement;

(xiii)	any agreement under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding RMB 100,000; or

(xiv)	any other agreement (or group of related agreements) the performance of which involves consideration in excess of RMB 100,000.

Seller has delivered to Gushan and Engen a correct and complete copy of each written agreement (as amended to date) listed in §4(t) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in §4(t) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

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(u)	Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Management Accounts as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

(v)	Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

(w)	Insurance. §4(w) of the Disclosure Schedule sets forth a list of all insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 10 years. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which has engaged during the aforementioned period.

(x)	Litigation. None of the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator. None of Seller, the Controlling Shareholder, the Company Shareholders, or the directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company or that there is any Basis for the foregoing.

(y)	Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Management Accounts as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

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(z)	Product Liability. The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

(aa)	Employees.

(i)	To the Knowledge of any of Seller, the Controlling Shareholder, the Company’s Shareholders, the Company, no executive, key employee, or significant group of employees plans to terminate employment with the Company during the next 12 months. The Company is not a party to nor bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past 3 years. The Company has not committed any material unfair labor practice. None of Seller, the Controlling Shareholder, the Company’s Shareholders, the Company, nor any of the directors and officers of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

(ii)	Except as set forth in §4(aa) of the Disclosure Schedule, (A) there are no material employment contracts or severance agreements with any employees of the Company, and (B) there are no written personnel policies, rules, or procedures applicable to employees of the Company. True and complete copies of all such documents have been provided to Gushan and Engen prior to the date of this Agreement. The Company has complied with all its obligations under all ordinances, statutes and regulations, codes, orders and awards in connection with its employees and with all collective agreements with respect to trade unions or employees.

(bb)	Employee Benefits. The Seller has provided to Gushan and Engen copies of all documentation (if any) relating to all social welfare, housing fund, labor union, share incentive schemes, share option schemes, profit sharing schemes, bonus or other incentive arrangements for or affecting any employees or other workers or former employees or former workers of any of the Company in the 12 months prior to the date hereof, together with full details of all awards and options granted and the total potential liability in respect of such award or options.

(cc)	Retirement Schemes. The Company has, in respect of its employees, operated, participated in and/or maintained such retirement provident pension superannuation schemes or similar arrangements as shall be mandated by Applicable Laws and has at all times complied with the requirements of such Applicable Laws and any orders or other requirements of the relevant Governmental Authorities.

(dd)	Entitlement to Open-Term Contract. No employee of the Company is or shall be entitled to an open-term labor contract other than that arising solely and exclusively from such employee’s period of service with the Company commencing from the date that the employee is registered as an employee of the Company with the competent labor authorities.

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(ee)	Guaranties. The Company is not a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person.

(ff)	Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company. The Company is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Company’s business.

(gg)	Certain Business Relationships with the Company. Except as disclosed §4(gg) of the Disclosure Schedule, none of Seller, the Controlling Shareholder, the Company Shareholders, their Affiliates, the Company’s directors, officers, employees, and shareholders has been involved in any business arrangement or relationship with the Company within the past 12 months, and Seller, their Affiliates, Seller’s directors, officers, employees and shareholders and the Company’s directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the business of the Company.

(hh)	Customers and Suppliers.

(i)	§4(hh) of the Disclosure Schedule lists the 10 largest customers of the Company (on a consolidated basis) for each of the 2 most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. §4(hh) of the Disclosure Schedule also lists any additional current customers that the Company anticipates shall be among the 10 largest customers for the current fiscal year.

(ii)	Since the date of the Most Recent Balance Sheet, no material supplier of the Company has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company, and no customer listed on §4(hh) of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company.

(ii)	Anti-Corruption. Neither Seller, the Company nor any of their respective subsidiaries or affiliates, nor any director, officer, or employee, nor, to Seller’s knowledge, any agent or representative of Seller, the Company or of any of their respective subsidiaries or affiliates, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its affiliates have conducted their businesses in compliance with applicable anti-corruption laws.

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(jj)	Anti-Money Laundering. The operations of Seller, the Company and their respective subsidiaries have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where any of Seller, the Company or their respective subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of Seller, threatened.

(kk)	Regulation S. Seller is not a U.S. person; Seller is purchasing shares of Gushan and Engen in offshore transactions, as such terms are defined in Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”). Neither Seller nor any persons acting on its behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect any Gushan Shares and/or Engen Shares, and Seller and its affiliates have complied and will comply with the offering restrictions requirement of Regulation S;

(ll)	Disclosure. The representations and warranties contained in this §4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §4 not misleading.

5.	Controlling Shareholder’s Representations and Warranties Concerning Transaction.

The Controlling Shareholder represents and warrants to Engen and Gushan that the statements contained in this §5 are correct and complete as of the date of this agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this agreement throughout this §5.

(a)	The Controlling Shareholder has the legal right and full power and authority to enter into and perform this agreement, which when executed shall constitute valid and binding obligations on him, in accordance with its terms;

(b)	Neither the execution and delivery of this agreement, nor the performance by the Controlling Shareholder of its obligations under, this agreement will (a) violate any Applicable Law to which Controlling Shareholder is subject; or (b) require any notice to, any filing with, or any authorization, consent, or approval of any Governmental Authority.

6.	Representations and Warranties Concerning Gushan Shares.

Gushan represents and warrants to Seller that the statements contained in this §6 are correct and complete as of the date of this agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this agreement throughout this §6).

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(a)	Organisation, Qualification, and Corporate Power. Gushan is a corporation duly organized, validly existing, and in good standing under the laws of the Cayman Islands. Gushan is authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Gushan has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(b)	Capitalization. The entire authorized share capital of Gushan consists of 38,000,000,000 Gushan Shares, of which 192,191,943 Gushan Shares are issued and outstanding. All issued and outstanding Gushan Shares have been duly authorized, are validly issued, fully paid, and non-assessable. Except as publicly disclosed, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Gushan to issue, sell, or otherwise cause to become outstanding any of its authorized but unissued share capital. Except as publicly disclosed, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Gushan.

(c)	Non-contravention. To the knowledge of Gushan, neither the execution and delivery of this agreement, nor the consummation of the transactions contemplated by this agreement, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Gushan is subject or any provision of the memorandum and articles of association of Gushan, except where the violation would not have a Material Adverse Effect. Except as otherwise disclosed herein, to the knowledge of Gushan and except as provided herein, Gushan does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

7.	Representations and Warranties Concerning Engen Shares

Engen represents and warrants to Seller that the statements contained in this §7 are correct and complete as of the date of this agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this agreement throughout this §7).

(a)	Organization, Qualification, and Corporate Power. Engen is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands. Engen is authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Engen has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(b)	Capitalization. The entire authorized share capital of Engen consists of 50,000 Engen Shares, of which 10,000 Engen Shares are issued and outstanding and 1,013 Engen Shares are reserved for issuance pursuant to options exercisable into Engen Shares. All issued and outstanding Engen Shares have been duly authorized, are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Engen to issue, sell, or otherwise cause to become outstanding any of its authorized but unissued share capital. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Engen.

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(c)	Non-contravention. To the knowledge of Engen, neither the execution and delivery of this agreement, nor the consummation of the transactions contemplated by this agreement, will violate any Applicable Law to which Engen is subject or any provision of the memorandum and articles of association of Engen, except where the violation would not have a Material Adverse Effect. To the knowledge of Engen, Engen does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

8.	Minority Shareholders’ Representations and Warranties Concerning Transaction.

Each of the Minority Shareholders severally represents and warrants to Engen and Gushan that the statements contained in this §8 are correct and complete as of the date of this agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this agreement throughout this §8.

(a)	Organization of Minority Shareholders. Each of the Minority Shareholders is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands.

(b)	Authorization of Transaction. Each of Minority Shareholders has full power and authority (including full corporate or other entity power and authority) to execute and deliver this agreement and to perform its respective obligations hereunder. This agreement constitutes the valid and legally binding obligation of each of the Minority Shareholders, enforceable in accordance with its terms and conditions. None of the Minority Shareholders need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this agreement. The execution, delivery, and performance of this agreement and all other agreements contemplated by this agreement have been duly authorized by all corporate and other actions of each of the Minority Shareholders.

(c)	Non-contravention. Neither the execution and delivery of this agreement, nor the consummation of the transactions contemplated by this agreement, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Minority Shareholders is subject or any provision of their respective governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Minority Shareholders is a party or by which either is bound or to which any of their respective assets are subject.

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9.	Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this agreement and the Closing.

(a)	General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary to consummate and make effective the transactions contemplated by this agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §11 below).

(b)	Notices and Consents. Seller and the Controlling Shareholder will cause the Company to give any notices to third parties and will cause the Company to use its reasonable best efforts to obtain any third party consents that may be required or that Gushan or Engen may request in connection with the matters referred to in §4(c) and §5(b) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §4(c), 5(b), §6(c) and §7(c) above.

(c)	Leased Real Property. The Controlling Shareholder and the Seller will cause the Company to enter into a valid and binding lease as lessee, on commercially reasonable terms, with respect to 1,960 square meters located at: No. 38 Qing Da St., Banhu Zhen Renhe Zhen, Baiyun Area, Guangzhou.

(d)	PRC Transaction. All conditions precedent to the consummation of the transaction contemplated in the PRC SPA have been satisfied, including, without limitation, any relevant filings, notices, authorizations, consents, and approvals of governments and governmental agencies, including any filings, notices, authorizations, consents, and approvals disclosed in §4(c) of the Disclosure Schedule.

10.	Post-Closing Covenants.

(a)	In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this agreement, each of the Parties will take any further action (including the execution and delivery of such further instruments and documents) any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(b)	Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties shall cooperate with him, her, or it and his, her, or its counsel in the defense or contest, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §13 below).

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(c)	Accounts Receivable. In the event that all Remaining A/R have not been collected on or before June 30, 2014, the Controlling Shareholder shall promptly pay to Engen an amount in Cash equal to such outstanding Remaining A/R.

(d)	Right of First Refusal.

(i)	Grant. Subject to the terms of §12 below, the Holder hereby unconditionally and irrevocably grants to Gushan a Right of First Refusal to purchase all or any portion of the Gushan Shares and the Engen Shares that such Holder may propose to transfer in a Proposed Transfer, at or below the price as offered to the Prospective Transferee and on the same terms and conditions as those offered to the Prospective Transferee.

(ii)	Notice. If the Holder is proposing to make a Proposed Transfer it must deliver a Transfer Notice to Gushan not later than forty-five (45) days prior to the consummation of such Proposed Transfer. Such Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this §10(d), Gushan must deliver an Election Notice to the selling Holder within fifteen (15) days after delivery of the Transfer Notice.

(iii)	Consideration; Closing. The closing of the purchase of Gushan Shares and/or Engen Shares by Gushan pursuant to this §10(d) shall take place, and all payments from Gushan shall have been delivered to the selling Holder, by the later of (i) the date specified in the Transfer Notice as the intended date of the Proposed Transfer and (ii) ninety (90) days after delivery of the Transfer Notice.

(iv)	Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this §10(d) shall be null and void ab initio, shall not be recorded by the register of members of Gushan and/or Engen and shall not be recognized by Gushan and/or Engen. The Holder hereto acknowledges and agrees that any breach of this §10(d) would result in substantial harm to Gushan and Engen for which monetary damages alone could not adequately compensate. Therefore, the Holder hereto unconditionally and irrevocably agrees that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Gushan and/or Engen Shares not made in strict compliance with this agreement).

(e)	Future Acquisitions. During the period commencing on the Closing Date and ending on December 31, 2012 (the “Acquisition Period”), Engen shall not issue Engen Shares as consideration for the acquisition of another Person by merger, purchase of substantially all of the assets of such Person or other reorganization, for a consideration per share less than the Minimum Share Price; provided, however, if at the time of such acquisition, the Actual Net Income of any of the Company, Jin Xin or Xiangbei for any year during the Acquisition Period was less than their respective Net Income Target for such year, then the forgoing restriction shall not apply.

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(f)	Compensation to Gushan. In consideration for Gushan’s agreement to issue Gushan Shares to the Seller as part of the Earn-Out Consideration, each of the Minority Shareholders shall transfer Engen Shares at such times and in such amounts as follows:

(i)	2011 Shares.

(A)	Upon the issuance of Engen Shares to Seller pursuant to §3(a) herein, each of the Minority Shareholders shall transfer to Gushan a number of Engen Shares equal to the 2011 Shares as determined pursuant to the following formula:

(B)	For the purposes of calculating the 2011 Shares, the applicable date of determination is December 31, 2011.

(ii)	2012 Shares.

(A)	Upon the issuance of Engen Shares to Seller pursuant to §3(b) herein, each of the Minority Shareholders shall transfer to Gushan a number of Engen Shares equal to the 2012 Shares as determined pursuant to the following formula:

(B)	For the purposes of calculating the 2012 Shares, the applicable date of determination is December 31, 2012.

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(iii)	2013 Shares.

(A)	Upon the issuance of Engen Shares to Seller pursuant to §3(c) herein, each of the Minority Shareholders shall transfer to Gushan a number of Engen Shares equal to the 2013 Shares as determined pursuant to the following formula:

(B)	For the purposes of calculating the 2013 Shares, the applicable date of determination is December 31, 2013.

(C)	If the Y3 Earn-Out is a negative number and Gushan has redeemed, pursuant to §3(c)(v), any Gushan Shares issued to Seller, then on or before June 30, 2014, Gushan shall transfer to each of the Minority Shareholders a number of Engen Shares equal to the Earn-Out Adjustment as determined pursuant to the following formula:

Earn-Out Adjustment =	(a) (b)(c)(d)
RMB 800,000,000

where:

a=	the number of Gushan Shares redeemed by Gushan.

b =	3.25

c =	Outstanding Engen Shares

d =	Minority Ownership
Outstanding Engen Shares – Gushan Ownership

11.	Conditions to Obligation to Close.

(a)

Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed respectively by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)	The representations and warranties set forth in §6 and §7 above must be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) must be true and correct in all respects at and as of the Closing Date;

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(ii)	Each of Gushan and Engen must have performed and complied with all their respective covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case the responsible Party must have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing; and

(iii)	The relevant Parties must have entered into the PRC SPA in form and substance as set forth in Exhibit B attached hereto and the same must be in full force and effect.

Seller may waive any condition specified in this §11(a) if it executes a writing so stating at or before the Closing.

(b)	Conditions to Gushan’s and Engen’s Obligation. Each of Gushan’s and Engen’s obligation to consummate the transactions to be performed by them, respectively, in connection with the Closing is subject to satisfaction of the following conditions:

(i)	The representations and warranties set forth in §4 and §5 above must be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) must be true and correct in all respects at and as of the Closing Date;

(ii)	Seller must have performed and complied with all its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain the terms such as “Material Adverse Effect,” or “Material Adverse Change,” in which case Seller must have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)	There may not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this agreement;

(iv)	All actions to be taken by Seller in connection with consummation of the transactions contemplated by this agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this agreement will be reasonably satisfactory in form and substance to Gushan and Engen;

(v)	The relevant Parties must have entered into the PRC SPA in form and substance as set forth in Exhibit B attached hereto and the same must be in full force and effect;

(vi)	A Capital Verification Report (验资报告) must have been issued by a registered accounting firm in the PRC in respect of the acquisition of 100% of the equity of the Company by True Excel from Fan Dun Xian (范敦现) and Wen Chun Xiu (温春秀); and

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(vii)	Seller and the Controlling Shareholder shall have delivered to Gushan and Engen a certificate to the effect that each of the conditions specified above in §11(b)(i)-(vi) is satisfied in all respects in the form attached hereto as Exhibit C;

Each of Gushan or Engen may waive any condition specified in this §11(b) if it executes a writing so stating at or before the Closing.

12.	Termination.

(a)	Termination of Agreement. The Parties may terminate this agreement as provided below:

(i)	The Parties may terminate this agreement by mutual written consent any time before the Closing;

(ii)	Any Party may terminate this agreement by giving written notice to any other Party any time before the Closing (A) if a Party has breached any representation, warranty, or covenant contained in this agreement (other than the representations and warranties in §6, §7 or §8 above) in any material respect, the terminating Party has notified the breaching Party of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing has not occurred on or before May 31, 2012, by reason of the failure of any condition precedent under §11(b) hereof (unless the failure results primarily from Gushan or Engen itself breaching any representation, warranty, or covenant contained in this agreement).

(b)

Effect of Termination. If any Party terminates this agreement pursuant to §12(a) above, all rights and obligations of the Parties hereunder will terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

13.	Remedies for Breaches of This Agreement.

(a)	Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b)	Indemnification.

(i)	In the event Seller or the Controlling Shareholder breaches (or in the event any third party alleges facts that, if true, would mean Seller or the Controlling Shareholder has breached) any of its representations, warranties, and covenants contained herein (determined without regard to any limitation or qualification by materiality) and, provided that either Gushan or Engen, or both, make a written claim for indemnification against Seller or the Controlling Shareholder pursuant to §16(g) below, then the Seller and the Controlling Shareholder, jointly and severally, shall be obligated to indemnify Gushan and Engen from and against the entirety of any Adverse Consequences Gushan and/or Engen may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

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(c)	Matters Involving Third Parties.

(i)	If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §13, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii)	Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii)	So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with §13(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

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(iv)	In the event any of the conditions in §13(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, she, or it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §13.

(d)	Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §13.

(e)	Recoupment Against Earn-Out Consideration. Each of Gushan and Engen each shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking indemnification to which it is entitled under this §13 or §14 with respect to any such amounts so recouped) by notifying Seller or the Controlling Shareholder that Gushan or Engen, as applicable, is reducing the amount of the Y1 Earn-Out, Y2 Earn-Out and/or Y3 Earn-Out as calculated under §3 such that the number of Gushan Shares and Engen Shares issuable as Earn-Out Consideration shall be reduced accordingly.

(f)

Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental Laws) Gushan or Engen may have with respect to the Seller, the Controlling Shareholder, the Company, or the transactions contemplated by this Agreement. Seller and the Controlling Shareholder each hereby agrees that he, she, or it will not make any claim for indemnification against the Company by reason of the fact that he, she, or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Gushan or Engen against Seller or the Controlling Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

(g)	Currency. In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “Judgment Currency”) other than United States dollars, Seller and the Controlling Shareholder, jointly and severally, will indemnify each of the other Parties hereto against any loss incurred by such Party as a result of any variation as between (a) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange at which such Party is able to purchase United States dollars with the amount of the judgment currency actually received by such Party. The foregoing indemnity shall constitute a separate and independent obligation of Seller and the Controlling Shareholder, jointly and severally, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

Share Purchase Agreement	Page | 36

14.	Tax Matters.

The following provisions shall govern the allocation of responsibility as between Gushan and Engen, on one hand, and the Controlling Shareholder and Seller, on the other hand, for certain tax matters following the Closing Date:

(a)	Tax Indemnification. The Controlling Shareholder and Seller, jointly and severally, shall indemnify the Company, Gushan, Engen, and each of their respective Affiliates and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (ii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b)	Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time).

(c)	Responsibility for Filing Tax Returns. Engen shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date.

(d)	Cooperation on Tax Matters.

(i)	Gushan, Engen, the Controlling Shareholder, the Company, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to §14(c) herein and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and the Controlling Shareholder shall and shall cause the Company (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company, the Controlling Shareholder or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

Share Purchase Agreement	Page | 37

(ii)	Gushan, Engen, Seller and the Controlling Shareholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e)	Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this agreement shall be paid by Seller and the Controlling Shareholder, on a joint and several basis, when due, and Seller or the Controlling Shareholder, will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Engen will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

15.	Restricted Securities.

(a)	Seller and the Controlling Shareholder each understands that the Gushan Shares to be allotted and issued to Seller pursuant to this agreement have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations of Seller as expressed herein. Seller and the Controlling Shareholder each understands that such Gushan Shares purchased pursuant to this agreement are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Seller must hold such Gushan Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller and the Controlling Shareholder each acknowledges that Gushan has no obligation to register or qualify such Gushan Shares for resale. Seller and the Controlling Shareholder each further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for such Gushan Shares, and on requirements relating to Gushan which are outside of Gushan’s control, and which Gushan is under no obligation and may not be able to satisfy.

(b)	Seller and the Controlling Shareholder each understands that the Engen Shares purchased pursuant to this agreement have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations of Seller as expressed herein. Seller and the Controlling Shareholder each understands that such Engen Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Seller must hold such Engen Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller and the Controlling Shareholder each acknowledges that Engen has no obligation to register or qualify such Engen Shares for resale. Seller and the Controlling Shareholder each further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for such Engen Shares, and on requirements relating to Engen which are outside of Engen’s control, and which Engen is under no obligation and may not be able to satisfy.

Share Purchase Agreement	Page | 38

(c)	Seller and the Controlling Shareholder each understands that the Gushan Shares purchased pursuant to this agreement will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND, TO THE EXTENT REQUIRED, ANY APPLICABLE STATE SECURITIES LAWS OR (B) UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE.”

(d)	Seller and the Controlling Shareholder each understands that the Engen Shares purchased pursuant to this agreement will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND, TO THE EXTENT REQUIRED, ANY APPLICABLE STATE SECURITIES LAWS OR (B) UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAN AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE.”

16.	Miscellaneous.

(a)	Press Releases and Public Announcements. Except as provided herein, no Party may issue any press release or make any public announcement relating to the subject matter of this agreement before the Closing without the prior written approval of the other Parties; except that any Party may make any public disclosure it believes in good faith is required by applicable law, rules, regulations, rules of any self-regulating organization or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party before making the disclosure). Gushan will issue a press release announcing the execution and delivery of this agreement and the PRC SPA, summarizing the transactions contemplated thereby and file a Current Report on Form 6-K attaching such press release. As soon as practicable after either the termination of this agreement or the Closing, as applicable, Gushan shall issue a press release announcing such termination or Closing.

(b)	No Third-Party Beneficiaries. This agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Share Purchase Agreement	Page | 39

(c)	Entire Agreement. This agreement (including the documents referred to in this agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)	Succession and Assignment. This agreement binds and inures to the benefit of the Parties named in this agreement and their respective successors and permitted assigns. No Party may assign either this agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

(e)	Counterparts. This agreement may be executed in one or more counterparts (including by means of facsimile), each of which is deemed an original but all of which together constitute the same instrument.

(f)	Headings. The section headings contained in this agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this agreement.

(g)

Notices. All notices, requests, demands, claims, and other communications hereunder must be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Gushan:	Chief Financial Officer	Copy to:	Matthew Sheridan, Esq.
	Gushan Environmental Energy Limited		Sidley Austin LLP
	Room 908, China Merchants Tower,		Standard Chartered Bank Building
	168-200 Connaught Road Central,		Suite 40-01
	Sheung Wan, Hong Kong		6 Battery Rd Singapore
If to Seller:	Cosy South Limited
c/o: Zhang Tiansheng (张天生)
P.O. Box 957,
Offshore Incorporations Centre,
Road Town, Tortola,
British Virgin Islands

If to the Controlling Shareholder:
Zhang Tiansheng (张天生)
No. 3, Shi Keng Zheng Yong Xi,
Wen Wuan Town,
Cong Hua City,
Guangdong Province, China

Share Purchase Agreement	Page | 40

If to Gold Hero:	Gold Hero Holdings Limited
c/o: Xu Ke (许可)
P.O. Box 957,
Offshore Incorporation Centre,
Tortola,
British Virgin Islands

If to Silver Harvest:	Silver Harvest Holdings Limited
c/o: Liu Jin (刘金)
P.O. Box 957,
Offshore Incorporation Centre,
Tortola,
British Virgin Islands

If to Gold Wide:	Gold Wide Enterprises Limited
c/o: ZHANG Xiongan (张雄安)
P.O. Box 957,
Offshore Incorporations Centre,
Road Town, Tortola,
British Virgin Islands

If to Silvery Boom:	Silvery Boom Limited
c/o: XU Meijuan (徐梅娟)
P.O. Box 957,
Offshore Incorporations Centre,
Road Town, Tortola,
British Virgin Islands

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)	Governing Law. This agreement is governed by and construed in accordance with the laws of the British Virgin Islands without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the British Virgin Islands.

(i)	Amendments and Waivers. No amendment of any provision of this agreement will be valid unless in writing and signed by all Parties. No waiver by any Party of any provision of this agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless in writing and signed by the Party making such waiver, nor will any such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

(j)	Severability. Any term or provision of this agreement that is invalid or unenforceable in any situation in any jurisdiction does not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Share Purchase Agreement	Page | 41

(k)	Survival. Those covenants and agreements set forth in this agreement that, by their terms, are to have effect after the Closing shall survive for the period contemplated by such covenants and agreements.

(l)	Expenses. Each Party will bear each of its own costs and expenses (including legal fees and expenses) incurred in connection with this agreement and the transactions contemplated by this agreement. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this agreement must be paid by Seller when due, and Seller shall, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such tax returns and other documentation.

(m)	Construction. The Parties have participated jointly in negotiating and drafting this agreement. If an ambiguity or question of intent or interpretation arises, this agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation.

(n)	Incorporation of Exhibits. The Exhibits identified in this agreement are incorporated in this agreement by reference and made a part hereof.

(o)	Governing Language. This agreement has been negotiated and executed by the Parties in English. If any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version prevail.

(p)	Dispute Resolution.

(i)	The Parties shall resolve their disputes informally to the maximum extent possible. The parties shall negotiate all matters of joint concern in good faith, with the intention of resolving issues between them in a mutually satisfactory manner. Only disputes within the scope of this agreement are subject to this §16(p)(i). However, nothing in this §16(p)(i) precludes the parties from exercising their arbitration rights pursuant to §16(p)(i) following the period specified in §16(p)(i). Each Party will bear its own attorney’s fees and costs in connection with the internal dispute resolution process; except, to the extent the parties otherwise agree in writing to share equally any costs incurred. No statements made in connection with internal dispute resolution efforts will be considered admissions or statements against interest by either party. Such statements are not admissible in any later trial, arbitration or mediation between the Parties and they will not attempt to introduce such statements at any such proceeding.

(ii)	If a dispute, controversy, or claim arises out of or in relation to this agreement, then within seven (7) business days after a written request by either party, duly authorized representatives will promptly confer to resolve the dispute. If these representatives cannot resolve the dispute or either of them determines they are not making progress toward the resolution of the dispute within thirty (30) business days after their initial conference, then the dispute will be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in force at the date of commencement of the arbitration.

Share Purchase Agreement	Page | 42

(iii)	In any arbitration pursuant to this §16(p)(iii):

(A)	the place of arbitration will be Hong Kong;

(B)	the languages to be used in the arbitral proceedings will be English and Putonghua (Mandarin);

(C)	the appointing authority will be the Hong Kong International Arbitration Centre;

(D)	three arbitrators will be appointed, one each by the claimant and the respondent, and one (the “presiding arbitrator”) by the appointing authority; where there are multiple parties (whether as claimant and/or as respondent), the multiple claimants (jointly) shall appoint one arbitrator and/or the multiple respondents (jointly), shall appoint one arbitrator.

(iv)	When three arbitrators have been appointed in any arbitration, the award will be given by a majority decision. If there is no majority, the award will be made by the presiding arbitrator of the arbitral tribunal alone.

(v)	Any award given by an arbitral tribunal will be final and binding. By agreeing to arbitration, the parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may validly be made and insofar as any award in such arbitration may be refused enforcement under the provisions of the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

(vi)	The parties hereby agree that their choice of the UNCITRAL Arbitration Rules is made pursuant to Article 19 of the UNCITRAL Model Law on International Commercial Arbitration. In addition to the UNCITRAL Arbitration Rules, the parties agree that the arbitration will be conducted according to the International Bar Association Rules on the Taking of Evidence in International Arbitration.

*****

Share Purchase Agreement	Page | 43

IN WITNESS WHEREOF, the Parties are executing this Share Purchase Agreement in multiple counterparts as of the date first above written.

GUSHAN ENVIRONMENTAL ENERGY LIMITED

By:	/s/ KWONG Wai Sun Wilson
Name:	KWONG Wai Sun Wilson
Title:	President

ENGEN INVESTMENTS LIMITED

By:	/s/ KWONG Wai Sun Wilson
Name:	KWONG Wai Sun Wilson
Title:	Director

COSY SOUTH LIMITED

By:	/s/ ZHANG Tiansheng
Name:	ZHANG Tiansheng (張天生)
Title:

ZHANG TIANSHENG (張天生)

/s/ Zhang Tiansheng

GOLD HERO HOLDINGS LIMITED

By:	/s/ XU Ke
Name:	XU Ke (许可)
Title:	Director

SILVER HARVEST HOLDINGS LIMITED

By:	/s/ LIU Jin
Name:	LIU Jin (刘金)
Title:	Director

GOLD WIDE ENTERPRISES LIMITED

By:	/s/ ZHANG Xiongan
Name:	ZHANG Xiongan (张雄安)
Title:	Director

SILVERY BOOM LIMITED

By:	/s/ XU Meijuan
Name:	XU Meijuan (徐梅娟)
Title:	Director

DISCLOSURE SCHEDULE

In connection with the Share Purchase Agreement dated as of November 3, 2011 (the “Share Purchase Agreement”), by and among Gushan Environmental Energy Limited, Engen Investments Limited, Gold Hero Holdings Limited, Silver Harvest Holdings Limited, Gold Wide Enterprises Limited, Silvery Boom Limited, Seller and Zhang Tiansheng, the Seller and the Controlling Shareholder hereby deliver this Disclosure Schedule as contemplated under §4 of the Agreement with respect to the Company’s representations and warranties given in the Share Purchase Agreement. The section numbers in this Disclosure Schedule correspond to the section numbers in the Agreement. Capitalized terms used but not defined herein shall have the same meanings given them in the Share Purchase Agreement.

§4(c) Authorizations, Consents and Approvals

Approval of the acquisition by True Excel of the Company Shares and the enlargement of the Company registered capital is required to be obtained from the Commerce Department of Guangdong Province, PRC.

§4(d)4(d) Directors and Officers

Legal Representative: Fan Dun Xian (范敦现)

Executive Director: Zhang Tian Sheng (张天生)

Chief Financial Officer: Wen Chun Shou (温春秀)

Supervisor: Wen Chun Shou (温春秀)

General Manager: Fan Dun Xian (范敦现)

§4(p)(ii)4(p)(ii) Leased Real Property

Lease Agreement dated October 20, 2007, between Fan Dun Xian (范敦现) (as lessor) and the Company (as lessee), relating to 980 square meters located at: No. 38 Qing Da St., Banhu Zhen Renhe Zhen, Baiyun Area, Guangzhou, PRC.

§4(t)4(t) Contracts

(i)	any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of RMB 100,000 per annum;

None

(ii)	any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a material loss to the Company, or involve consideration in excess of RMB 1,000,000;

None

(iii)	any agreement concerning a partnership or joint venture;

None

(iv)	any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of RMB 100,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

Loan Agreement dated November 23, 2010 (Registration No. 2301002201000032), by and among Guangzhou Rural Commercial Bank, Renhe Branch (as lender), the Company (as borrower), Zhang Tianshen, Fan Dunxian and Wun Chunxiu (collectively, as guarantors), relating to a term loan with an aggregate principal amount of RMB 20,000,000, interest rate of 6.07% per annum, due on May 23, 2012.

Loan Agreement dated August 19, 2011 (Registration No. 2301002201100020), by and among Guangzhou Rural Commercial Bank, Renhe Branch (as lender), the Company (as borrower), Zhang Tianshen, Fan Dunxian and Wun Chunxiu (collectively, as guarantors), relating to a term loan with an aggregate principal amount of RMB 1,500,000, interest rate of 7.38% per annum, due on June 25, 2012.

(v)	any agreement concerning confidentiality or non-competition;

None

(vi)	any agreement with Seller, the Controlling Shareholder, the Company Shareholders, or any of their respective Affiliates;

See Disclosure Schedule §4(p)(ii).

(vii)	any profit sharing, share option, share purchase, share appreciation, equity compensation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

None

(viii)	any collective bargaining agreement;

None

(ix)	all agreements for the employment of any individual on a full-time, part-time, consulting, or other basis;

See Disclosure Schedule §4(aa).

(x)	any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

None

(xi)	any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

None

(xii)	any settlement, conciliation or similar agreement with any Governmental Authority or which will require satisfaction of any obligations after the execution date of this Agreement;

None

(xiii)	any agreement under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding RMB 100,000; or

None

(xiv)	any other agreement (or group of related agreements) the performance of which involves consideration in excess of RMB 100,000.

None

§4(w)4(w) Insurance

Insurance policy dated June 24, 2011 (registration number: 6110845000102000026), of RMB 3,000,000, premium RMB 6,300, provided by Cinda P&C, Guangdong Branch, covering the Company’s machinery, office equipment and inventory for the period from June 25, 2011 to June 24, 2012.

§4(aa) Employment Contracts and Severance Agreements

序号	姓名	职务	学历	合同期限	合同约定工资额
1	张天生	董事长	高中	2010.02.12-2013.02.11	3,000元
2	范敦现	总经理	大专	2010.02.12-2013.02.11	2,000元
3	王良正	副总经理	大专	2010.02.12-2013.02.11	2,000元
4	刘艳红	财务经理	大专	2010.02.12-2013.02.11	2,000元
5	温玉凤	销售经理	本科	2010.02.12-2013.02.11	2,500元
6	曹泽铭	销售经理	大专	2010.02.12-2013.02.11	2,000元
7	杨宝山	销售经理	大专	2010.02.12-2013.02.11	2,500元
8	高翔	品质主管	大专	2010.02.12-2013.02.11	1,800元
9	杨志国	生产主管	大专	2010.02.12-2013.02.11	2,000元
10	黄建华	生产主管	中专	2010.02.12-2013.02.11	2,000元
11	黄建民	工程主管	大专	2010.02.12-2013.02.11	1,800元

§4(gg) Certain Business Relationships with the Company

Name	Status	Business relationship with Company

Zhang Tian Sheng (张天生)	Executive Director of Company

Zhang Tian Sheng controls Shenzhen Sales Management Department. Shenzhen Sales Management Department provided sales and marketing services to the Company.

Zhang Tian Sheng controls Guangzhou Sales Management Department. Guangzhou Sales Management Department provided sales and marketing services to the Company. All of the employees of Guangzhou Sales Management Department are also employees of the Company.

Zhang Tian Sheng controls Shanhang Jianrun Electronics Limited. During the period ended August 31, 2011, Shanhang Electronics Limited acted as a supplier for the Company and received payments of RMB 1.431 million from Mr. Zhang in connection therewith.

Wun Yufong (温玉凤)		Wun Yufong is the General manager of Shenzhen Sales Management Department.

See also Disclosure Schedule §4(t)(iv) and §4(p)(ii)

§4(hh)4(hh) Customers

Exhibit A

Most Recent Management Accounts

Exhibit B

Form of

sale and purchase agreement to be entered into between True Excel Holdings Limited (京盛控股有限公司) as the purchaser and Fan Dun Xian (范敦现) and Wen Chun Xiu (温春秀) as the vendors for the purchase of 100% interest in the share capital of Guangzhou Taiyue Communications Cable Co. Ltd. (广州市泰越通信线缆有限公司)

Exhibit C

Certificate

The undersigned, Mr. ZHANG Tiansheng, in his individual capacity and as the controlling shareholder of Cosy South Limited (“Seller”), pursuant to the Share Purchase Agreement dated as of November 3, 2011 (the “Share Purchase Agreement”), by and among Gushan Environmental Energy Limited, Engen Investments Limited, Gold Hero Holdings Limited, Silver Harvest Holdings Limited, Gold Wide Enterprises Limited, Silvery Boom Limited, Seller and Zhang Tiansheng, do hereby certify in my personal capacity and on behalf of Seller that as of                  , 201    , each of the conditions specified in §11(b)(i)-(vi) of the Share Purchase Agreement is satisfied in all respects.

Respectfully yours,

Mr. ZHANG Tiansheng